EXHIBIT 99.7

Barington Capital Group, L.P.
888 Seventh Avenue
New York, New York 10019

March 28, 2006

Mr. William Leonard
Chairman of the Board
The Pep Boys - Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132

Dear Bill:

As you know, we were extremely disappointed by the decision of the Pep Boys Board to extend the employment agreement of Lawrence Stevenson as Chief Executive Officer. We have repeatedly called for the Board to employ a new Chief Executive Officer as quickly as possible in order to stabilize the operations of the Company. Furthermore, as the turnaround plan implemented under Mr. Stevenson’s leadership has by our accounts been disastrous for the Company, its employees and its stockholders, we were shocked by the announcement that the Board continues to believe that his plan is the right path.

While we support the decision of the Board to retain a financial advisor to explore financial and strategic alternatives for the Company, the day-to-day operations of the Company cannot be ignored. Earlier this month, Pep Boys posted another quarter of weak financial results. This comes on the heels of what we viewed to be an abysmal 2005 fiscal year, highlighted by continued deterioration of the Service Center business, excessive debt levels that are limiting the Company’s financial flexibility and the continuation of a capital spending plan that has yielded, in our opinion, little return for stockholders.

We are growing increasingly concerned that the Board lacks a sense of urgency. We are convinced that each day that the Board continues on its current course, Pep Boys is being led in the wrong direction and the value of the Company is deteriorating. In our view this can only have a negative impact on the prospects of the Company and the value of any strategic alternatives that might be available for consideration by the Board.

In order to ensure that the value of our investment and that of our fellow stockholders is being protected, we feel we have no choice but to seek representation on the Pep Boys Board. It is therefore our intention to nominate a slate of directors for election to the Board at the Company’s next annual meeting.

Sincerely yours,

/s/ James A. Mitarotonda

James A. Mitarotonda